                                        Exhibit 10.1

ESCROW AGREEMENT

ESCROW AGREEMENT (“Agreement”), dated as of 30th day of September, 2004, by and among Illinova Corporation, an Illinois corporation ( “Illinova”), Ameren Corporation, a Missouri corporation (“Ameren”), and JPMorgan Chase Bank, a New Yor k State Bank with an office in Houston, Harris County, Texas, as escrow agent (the “Escrow Agent”).

W I T N E S S E T H

WHEREAS, Illinova and Ameren, among other parties, have entered into a Stock Purchase Agreement dated as of February 2, 2004, as amended (the “Purchase Agreement”), pursuant to which Ameren will purchase from Illinova, and Illinova will sell to Ameren, all of the outstanding common stock of Illinois Power Company, an Illinois corporation (“IPC”), subject to the terms and conditions set forth in the Purchase Agreement; and

WHEREAS, under the terms of the Purchase Agreement, the Escrow Funds (as such term is defined below) are to be delivered to the Escrow Agent and deposited into the escrow account established hereunder to secure payment of the indemnification obligations of Illinova and its Affiliates pursuant to the Purchase Agreement as they relate to (i) the Baldwin Litigation and (ii) any plant included within the Generation Assets (excluding the Baldwin plant) (the “Other Plants”);

NOW, THEREFORE, in consideration of the mutual promises herein contained and for other good and valuable consideration, and intending to be legally bound, the parties hereto agree as follows:

1.  Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement. As used in this Agreement the following terms shall have the meanings set forth below:

“Baldwin Litigation” shall mean the Action listed at item 1 of Schedule 3.11 to the Purchase Agreement.

“Other Claim” shall mean a lawsuit by any state or federal agency having authority to enforce the Clean Air Act (a) against IPC, (b) with respect to any Other Plant, (c) which lawsuit is based on claims that are substantially the same as the claims pending under the Baldwin Litigation on February 2, 2004 and (d) which lawsuit is filed prior to October 1, 2004.

2.  Appointment of Escrow Agent. Illinova and Ameren hereby appoint the Escrow Agent to act as escrow agent hereunder and the Escrow Agent hereby accepts such appointment for the purpose of receiving and disbursing the Escrow Funds in accordance with the terms and conditions set forth herein.

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3.  Deposit of Escrow Funds. At the Closing, Ameren will deliver to the Escrow Agent, by wire transfer of same day funds, for deposit in an escrow account (the “Escrow Account”), the sum of $100,000,000 (such sum, the “Escrow Funds”).

4.  Investment of Escrow Funds. Promptly after the deposit of the Escrow Funds pursuant to Section 3 hereof and until such time as all payments of principal and interest are made pursuant to Section 5 hereof, the Escrow Agent shall invest the Escrow Funds in and continue to invest the Escrow Funds in a JPMorgan Money Market Account holding Cash Eequivalents (as such term is defined below) unless otherwise instructed in writing by Illinova to invest in Cash Equivalents. For the purposes of this Agreement, “Cash Equivalents” shall mean (a) securities with maturities of 360 days or less from the date of determination, issued or fully guaranteed or insured by the United States government or any agency thereof, (b) commercial paper (in an aggregate amount of no more than $10,000,000 per issuer) of an issuer organized under the laws of any State of the United States rated at least A-l by Standard & Poor’s Corporation or P-l by Moody’s Investors Service, Inc., and (c) interest-bearing demand deposits, insured certificates of deposit, time deposits, and bankers’ acceptances of any commercial bank organized under the laws of the United States of America or any State thereof and is a member of the Federal Reserve System which issues commercial paper rated as described in the preceding clause (b) and has combined capital and surplus of at least $1,000,000,000 having maturities of 180 days or less from the date of determination, and (d) money market mutual funds consisting of one or more of the investments specified in clause (a), (b) or (c) above.

Receipt, investment and reinvestment of the Escrow Funds shall be confirmed by the Escrow Agent as soon as practicable by account statement.

5.  Escrow Payments. The Escrow Agent shall make a payment of all or part of the Escrow Funds in respect of payments authorized by paragraphs (a) or (b) or (c) below following receipt of joint instructions from Illinova and Ameren that such payment is authorized.

(a) Payment to Illinova in Full. The Escrow Funds and any accumulated income thereon shall be paid to Illinova following the earliest to occur of:

(i) Dynegy Holdings Inc.’s senior unsecured indebtedness obtaining a rating of BBB- or higher from Standard & Poor’s or Baa3 or higher from Moody’s Investor Services, Inc., and Dynegy Holdings Inc. shall not have reorganized under the federal bankruptcy law after the date of this Agreement; or

(ii) Potential Liability (as defined below) is less than $20,000,000.

(b) Payment to Illinova in Part. Until the occurrence of any of the events set forth in paragraph (a) of this Section 5, at the end of each calendar quarter following the Closing Date, if the amount of Escrow Funds exceeds the Potential Liability, such excess will be paid by the Escrow Agent to Illinova following the end of such calendar quarter.

(c) Payment to Ameren. To the extent that Ameren or any of its Affiliates is required to pay an amount with respect to the Baldwin Litigation or any Other Claim, and such payment would be an Indemnifiable Loss pursuant to Article IX of the Purchase Agreement, the Escrow Agent will

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pay to Ameren from the Escrow Funds the lesser of (x) such amount and (y) the full amount of the Escrow Funds. To the extent of such payment, the Seller Indemnitors’ indemnity obligation will be deemed discharged.

(d) Distributions of Income. On the last day of each March, June, September and December, the Escrow Agent will pay to Illinova an amount equal to the net income and gain earned on the Escrow Funds.

(e) Payment at Expiration Date. On the Expiration Date (as such term is defined below), the Escrow Agent shall pay all amounts remaining in the Escrow Account to Illinova; provided, however, that if, on the Expiration Date, a dispute is pending between Ameren and Illino va with respect to Ameren’s entitlement to receive a payment pursuant to paragraph (c) of this Section 5, the Escrow Agent shall pay all amounts remaining in the Escrow Account to Illinova except for any amount that is subject to such dispute (the “Disputed Amount”). The Escrow Agent shall continue to hold the Disputed Amount pursuant to this Agreement until such dispute is resolved. After the payment of any portion of the Disputed Amount, if any, required to be made to Ameren pursuant to the resolution of such dispute, the balance, if any, of the Disputed Amount shall be paid to Illinova. For purposes of this Agreement, the term “Expiration Date” shall mean December 31, 2010.

(f) For purposes of this Agreement, “Potential Liability” shall mean, as of any date, the amount that is the sum of :

(i) with respect to the Baldwin Litigation, the lesser of (A) $100,000,000 or (B) the remaining cost to IPC of complying with any settlement, consent decree or judgment applicable to IPC in the Baldwin Litigation; and

(ii) with respect to each Other Plant that is the subject of an Other Claim for which a settlement, consent decree or judgment with respect to such Other Plant has been entered into by or rendered against IPC, the remaining cost to IPC of complying with such settlement, consent decree or judgment; and

(iii) with respect to each Other Plant that is the subject of an Other Claim for which a settlement, consent decree or judgment with respect to such Other Plant has not been entered into or rendered in such litigation or proceeding, $15,000,000.

In the event that any settlement, consent decree or judgment requires action by IPC other than the payment of money to any Governmental Authority, the cost to IPC of compliance will be determined by applying estimated costs as determined by an engineering firm mutually acceptable to Ameren and Illinova. The fees of such engineering firm shall be shared equally by Ameren and Illinova.

(g) Ameren and Illinova agree to (i) jointly instruct the Escrow Agent to make the payments provided for in this Section 5 when the circumstances that are described therein arise, and (ii) endeavor in good faith to resolve disputed matters.

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6.  Taxation of Income on Escrow Funds. Illinova agrees that it shall include the income on the Escrow Funds in its gross income for the taxable year of Illinova in which such income is accrued (the “Taxable Year”).

7.  Exculpation and Indemnification of Escrow Agent. It is understood and agreed that the Escrow Agent shall:

(a)  be under no duty to accept information from any person other than Ameren and Illinova and only to the extent and in the manner provided in this Agreement;

(b)  be protected in acting upon any written notice, opinion, request, certificate, approval, consent or other document believed by it to be genuine and to be signed by the proper party or parties;

(c)  be deemed conclusively to have given and delivered any notice required to be given or delivered hereunder if the same is in writing, and (i) sent by nationally recognized overnight courier, (ii) sent by facsimile, or (iii) hand delivered:

addressed to Illinova at:

  Illinova Corporation
  c/o Dynegy Inc.
  1000 Louisiana St., Suite 5800
  Houston, Texas 77002
  Facsimile No.: (713) 507-6808
  Attention: General Counsel

  with a copy to:

  O’Melveny & Myers LLP
  1625 Eye Street, NW
  Washington, DC 20006
  Attention: David G. Pommerening
  Facsimile No.: (202) 383-5414

        and addressed to Ameren at:

  Ameren Corporation
  1901 Chouteau Avenue
  St. Louis, MO 63166-6149
  Attention: Steven R. Sullivan
  Facsimile No.: (314) 554-4014

  with a copy to:

  Wachtell, Lipton, Rosen & Katz
  51 West 52 Street
  New York, NY 10019-6150

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  Attention: Elliott V. Stein
  Facsimile No.: (212) 403-2000

or, in each case, to such other address as any party hereto may specify by notice in writing given in the manner described above in this paragraph (c);

(d)  be indemnified and held harmless jointly and severally by the other parties hereto against any claim made against it by reason of its acting or failing to act in connection with any of the transactions contemplated hereby and against any loss, liability or expense, including the expense of defending itself against any claim of liability it may sustain in carrying out the terms of this Agreement, except such claims as are occasioned by its bad faith, gross negligence, willful misconduct, fraud or any other breach of fiduciary duty;

(e)  have no liability or duty to inquire into the terms and conditions of any agreements to which the Escrow Agent is not a party, its duties under this Agreement being understood to be purely ministerial in nature;

(f)  be permitted to consult with counsel of its choice and shall not be liable for any action taken, suffered or omitted by it in good faith in accordance with the written advice of such counsel; provided, however, that nothing contained in this paragraph (f), nor any action taken by the Escrow Agent, or of any counsel, shall relieve the Escrow Agent from liability for any claims which are occasioned by its bad faith, gross negligence, willful misconduct, fraud or any other breach of fiduciary duty, all as provided in paragraph (d) above;

(g)  not be bound by any modification, amendment, termination, cancellation, rescission or supersession of this Agreement, unless the same shall be in writing and signed by the parties hereto;

(h)  if and to the extent it is uncertain as to its duties and rights hereunder, be entitled to refrain from taking any action other than to keep all property held by it in escrow until it shall be directed otherwise in writing by Illinova and Ameren, in accordance with this Agreement, or by a final judgment of a court of competent jurisdiction;

(i)  have no liability for any act or omission done pursuant to the instructions contained or expressly provided for herein, or written instructions given by Illinova and Ameren pursuant hereto;

(j)  have the right, at any time, to resign hereunder by giving written notice of its resignation to Illinova and Ameren, at their addresses set forth above, at least 30 Business Days prior to the date specified for such resignation to take effect; in which case, upon the effective date of such resignation:

(i)  all cash and other payments and all other property then held by the Escrow Agent hereunder shall be delivered by it to such person as may be designated in writing by Illinova and Ameren, whereupon the Escrow Agent’s obligations hereunder shall cease and terminate;

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(ii)  if no such person has been designated by such date, the Escrow Agent’s sole responsibility thereafter shall be to keep all property then held by it and to deliver the same to a person designated in writing by Illinova and Ameren, or, if no such person shall have been so designated, in accordance with the directions of a final order or judgment of a court of competent jurisdiction, and the provisions of paragraphs (f), (j) and (k) of this Section 7 shall remain in effect;

(k)  be reimbursed upon its request for all reasonable expenses, disbursements and advances incurred or made by it in accordance with any provisions of this Agreement, except any such expenses, disbursements or advances as may be attributable to its gross negligence, willful misconduct, bad faith, fraud or other breach of fiduciary duty. All reimbursements pursuant to this Section 7(k) shall be made one-half by Illinova and one-half by Ameren;

(l)  Illinova and Ameren each hereby agree to pay the Escrow Agent for its services hereunder in accordance with the Escrow Agent’s fee schedule as attached as Schedule I hereto as in effect from time to time and to pay all expenses reasonably incurred by the Escrow Agent in connection with the performance of its duties and enforcement of its rights hereunder and otherwise in connection with the preparation, operation, administration and enforcement of this Agreement, including, without limitation, attorneys’ fees, brokerage costs and related expenses incurred by the Escrow Agent (the “Escrow Agent’s Fees”). The foregoing notwithstanding, each of Illinova and Ameren will be responsible for one half of the Escrow Agent’s Fees and shall not be jointly or severally liable for the other’s share of the Escrow Agent’s Fees. In the event that Illinova fails to pay its share of the Escrow Agent’s Fees as and when the same are due, the Escrow Agent may charge to and set off any or all of such unpaid Escrow Agent’s Fees from interest earned on the Escrow Funds without any further notice; and

(m)  in no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action and, further, the Escrow Agent shall have no liability for any loss arising from any cause beyond its control, including, but not limited to, the following: (a) acts of God or force majeure, including, without limitation, war (whether or not declared or existing), revolution, insurrection, riot, civil commotion, accident, fire, explosion, stoppage of labor, strikes and other differences with employees; (b) any delay, error, omission or default of any mail, courier, telegraph, cable or wireless agency or operator; or (c) the acts or edicts of any government or governmental agency or other group or entity exercising governmental powers.

8.  Representations and Warranties of Illinova. Illinova hereby represents and warrants to each other party hereto that:

(a)  this Agreement has been duly authorized, executed and delivered by Illinova and is the legal, valid and binding agreement of Illinova, enforceable against Illinova in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether in equity or at law); and

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(b)  the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not violate any provision of, or be an event that is or, with the passage of time will result in, a violation of, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any obligation under or pursuant to any mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment or decree to which Illinova is a party or by which it or any of its assets are bound.

9.  Representations and Warranties of Ameren. Ameren hereby represents and warrants to each other party hereto that:

(a)  this Agreement has been duly authorized, executed and delivered by Ameren, and is the legal, valid and binding agreement of Ameren, enforceable against Ameren in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether in equity or at law); and

(b)  the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not violate any provision of, or be an event that is or, with the passage of time will result in, a violation of, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any obligation under or pursuant to any mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment or decree to which Ameren is a party or by which it or any of its assets is bound.

10.  Representations and Warranties of the Escrow Agent. The Escrow Agent hereby represents and warrants to each other party hereto that:

(a)  this Agreement has been duly authorized, executed and delivered by the Escrow Agent, and is the legal, valid and binding agreement of the Escrow Agent, enforceable against the Escrow Agent in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether in equity or at law); and

(b)  the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not violate any provision of, or be an event that is or, with the passage of time will result in, a violation of, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any obligation under or pursuant to any mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment or decree to which the Escrow Agent is a party or by which it or any of its assets is bound.

11.  Notices. All requests, notices or other communications hereunder shall be in writing, shall be deemed to have been given and delivered if the same is in writing, and (i) sent by nationally recognized overnight courier, (ii) sent by facsimile, or (iii) hand delivered to

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 the address of Illinova and Ameren, set forth in Section 7(c), and (ii) to the address of the Escrow Agent as follows:

     JPMorgan Chase Bank
     600 Travis Street, Suite 1150
     Houston, Texas 77002
     Attn: May Ng
     Facsimile No. (713) 216-6927

12.  Miscellaneous.

(a)  Illinova represents that the transfers of the Baldwin plant and the Other Plants contemplated in the Asset Transfer Agreements were completed on October 1, 1999. If the transfers of the Baldwin plant and the Other Plants contemplated in the Asset Transfer Agreements were completed at a later date than October 1, 1999, the parties agree that the reference to October 1, 2004 in this Agreement shall instead refer to the fifth anniversary of the date on which such transfers were completed.

(b)  Nothing in this Agreement is intended to or shall confer upon anyone other than the parties hereto any legal or equitable right, remedy or claim. This Agreement shall be governed by, and its provisions construed in accordance with, the laws of the State of New York applicable to contracts made and to be wholly performed within such state and may be modified only in writing signed by each of the parties hereto. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, and all such counterparts shall constitute one and the same instrument. Section headings contained in this Agreement are solely for convenience of referen ce and shall not affect the meaning or interpretation of any term or provision hereof. All signatures of the parties to this agreement may be transmitted by facsimile, and such facsimile will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party.

(c)  In the event funds transfer instructions are given (other than in writing at the time of execution of the Agreement), whether in writing, by telefax, or otherwise, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or person designated on Schedule II hereto, and the Escrow Agent may rely upon the confirmations of anyone purporting to be the person or persons so designated. The persons and telephone numbers for call-backs may be changed only in writing actually received and acknowledged by the Escrow Agent. The parties to this Agreement acknowledge that such security procedure is commercially reasonable.

It is understood that the Escrow Agent and the beneficiary’s bank in any funds transfer may rely upon any account numbers or similar identifying numbers provided by either of the other parties hereto (provided that the Escrow Agent has acted only in accordance with such account numbers or similar identifying numbers without error or omission) to identify (i) the beneficiary, (ii) the beneficiary’s bank, or (iii) an intermediary bank. The Escrow Agent may apply any of the escrowed funds for any payment order it executes using any such identifying number,

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even where its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary’s bank or an intermediary bank, designated.

 (d)  This Agreement shall terminate upon the disbursement, in accordance with Sections 5 or 7(j) hereof, of the Escrow Funds in full; provided, however, that in the event all fees, expenses, costs and other amounts required to be paid to Escrow Agent hereunder are not fully and finally paid prior to termination, the provisions of Section 7(l) and 7(d) hereof shall survive the termination.

(e)  This Agreement shall not be assigned by any party hereto without the prior written consent of the other parties hereto, which consent shall not be unreasonably withheld, delayed, or conditioned.

13.  Severability. If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

Tax Certification: Taxpayer ID#:

NOTE: The following certification shall be used by and for a U.S. resident only. Non-residents must use and provide Form W8-BEN

Customer is a (check one):

___ Corporation           ___ Municipality    ___ Partnership      ___ Non-profit or Charitable Org
___ Individual        ___ REMIC          ___ Trust       ___ Other _________________

Under the penalties of perjury, the undersigned certifies that:

(1)	the entity is organized under the laws of the United States;

(2)	the number shown above is its correct Taxpayer Identification Number (or it is waiting for a number to be issued to it); and

(3)	it is not subject to backup withholding because: (a) it is exempt from backup withholding or (b) it has not been notified by the Internal Revenue Service (IRS) that it is subject to backup withholding as a result of failure to report all interest or dividends, or (c) the IRS has notified it that it is no longer subject to backup withholding.

(If the entity is subject to backup withholding, cross out the words after the (3) above.)[ascertain]

Investors who do not supply a tax identification number will be subject to backup withholding in accordance with IRS regulations.

Note: The IRS does not require your consent to any provision of this document other than the certifications required to avoid backup withholding.

      ILLINOVA CORPORATION

      By ___/s/ R. Blake Young__________________
      Name:      R. Blake Young
      Title:        Executive Vice President-Administration
              and Technology

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Certification: Taxpayer ID#:
NOTE: The following certification shall be used by and for a U.S. resident only. Non-residents must use and provide Form W8-BEN

Customer is a (check one):

___ Corporation          ___ Municipality   ___ Partnership    ___ Non-profit or Charitable Org
___ Individual             ___ REMIC      ___ Trust           ___ Other _________________

Under the penalties of perjury, the undersigned certifies that:

(4)	the entity is organized under the laws of the United States;

(5)	the number shown above is its correct Taxpayer Identification Number (or it is waiting for a number to be issued to it); and

(6)	it is not subject to backup withholding because: (a) it is exempt from backup withholding or (b) it has not been notified by the Internal Revenue Service (IRS) that it is subject to backup withholding as a result of failure to report all interest or dividends, or (c) the IRS has notified it that it is no longer subject to backup withholding.

(If the entity is subject to backup withholding, cross out the words after the (3) above.)

Investors who do not supply a tax identification number will be subject to backup withholding in accordance with IRS regulations.

Conforming comments

Note: The IRS does not require your consent to any provision of this document other than the certifications required to avoid backup withholding.

       AMEREN CORPORATION

       By      /s/Steven R. Sullivan___________
       Name:    Steven R. Sullivan
       Title:       Senior Vice President
         Regulatory Policy, General Counsel
              and Secretary

       JPMORGAN CHASE BANK

       By___/s/ MayNg____________________
       Name:     May Ng
       Title:       Vice President
                                  Trust Officer

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Schedule I

Fee Schedule

(See attached)

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[Missing Graphic Reference]

Schedule of Fees
for
Escrow Agent Services

 New Account Acceptance Fee . . . . . . . . . . . . . . . . . . . $ 750
  Payable upon Account Opening                               &n bsp;

 Minimum Administrative Fee . . . . . . . . . . . . . . . . . . . .$ 4,000
  Payable Upon Account Opening and in Advance
  each year in which we act as Escrow Agent

ACTIVITY FEES:

Disbursements

Per Check	$35
Per Wire U.S.	$35
International	$100

Receipts

Per Deposit	$10

Investments
Per directed buy/sell	$75

The Investments fee will be waived if JPMorgan's Money Market Account sweep product offered byJPMorgan's Escrow Group is the selected investment.

LEGAL EXPENSES:  At Cost
There will be no legal expense for JPMorgan Chase if our standard form escrow agreement is employed without substantive amendments.

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A New Account Acceptance Fee will be charged for the Bank's review of the Escrow Agreement along with any related account documentation. A one (1) year Minimum Administrative Fee will be assessed for any account that is funded. The account will be invoiced in the month in which the account is opened and annually thereafter. Payment of the invoice is due 30 days following receipt.

The Administrative Fee will cover the Bank's standard escrow services including account setup, safekeeping of assets, investment of funds, collection of income and other receipts, preparation of statements comprising account activity and asset listing, and distribution of assets in accordance with the specific terms of the Escrow Agreement.

Extraordinary Services and Out-of Pocket Expenses:

Any services not specifically anticipated within the escrow agreement, and all reasonable out-of-pocket expenses including attorney's fees will be considered extraordinary services for which related costs, transaction charges, and additional fees will be billed at the Bank's standard rate.

Modification of Fees:

Circumstances may arise necessitating a change in the foregoing fee schedule. The Bank will attempt at all times, however, to maintain the fees at a level that is fair and reasonable in relation to the responsibilities assumed and the duties performed.

Disclosure & Assumptions:

•	The escrow deposit shall be continuously invested in a JPMorgan Money Market Account. The Minimum Administrative Fee would include a supplemental charge up to 10 basis points on the escrow deposit amount if another investment option were chosen.
•	The account will be invoiced in the month in which the account is opened and annually thereafter.
•	Payment of the invoice is due 30 days following receipt.
•	To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account. When you open an account, we will ask for information that will allow us to identify you.

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Schedule II

Telephone Number(s) for Call-backs and Person(s)
Designated to Confirm Funds Transfer Instructions

If to Illinova:

Name                   Telephone Number

1. Monica Herring	(713) 767 0402
2. Kyle Kettler	(713) 767 4764
3. Amin Maredia	(713) 767 1042
4. Chuck Cook	(713) 767 8649
5. Holli Nichols	(713) 767 8477

If to Ameren:

Name	Telephone Number

1. Warner Baxter	(314) 554 6302
2. Jerre Birdsong	(314) 554 2502
3. Lee Nickloy	(314) 554 4140
4. Don Hollingsworth	(314) 554 2838

Telephone call-backs shall be made to either Illinova or Ameren if joint instructions are required pursuant to the Agreement.